UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 2, 2005

Carrols Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-25629	16-0958146
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

968 James Street, Syracuse, New York	13203
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (315) 424-0513

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 8.01. Other Events.

On April 5, 2005, Carrols Corporation (the “Company”) filed a Form 12b-25 stating that its Annual Report on Form 10-K for the period ended January 2, 2005, could not be filed timely because the financial statements to be contained therein had not been completed as a result of the re-evaluation by the Company of its historical accounting practices with respect to depreciation for leasehold improvements and buildings on leased land and its review of its accounting practices with respect to amortization of certain intangible assets and accounting for stock options. On April 8, 2005, the Company filed a Form 8-K stating that on April 4, 2005, the Company had concluded, in a discussion with its Audit Committee, that it would be necessary to restate its financial statements for periods ended prior to January 2, 2005 and, consequently, the Company would file restated financial statements in its Annual Report on Form 10-K for the fiscal year ended January 2, 2005.

Pursuant to the Company’s Loan Agreement dated as of December 15, 2004 (the “Senior Credit Facility”), by and among the Company, JPMorgan Chase Bank, N.A., as Administrative Agent and lender (the “Agent”) and the other agents and lenders party thereto, the Company is required to furnish to the Agent and each lender audited annual financial statements for the 2004 fiscal year within 100 days after the end of such fiscal year, subject to an additional 20 day cure period. On May 2, 2005, an Event of Default (as defined in the Senior Credit Facility) occurred under the Senior Credit Facility as a result of the failure by the Company to timely furnish such audited annual financial statements for fiscal year 2004 to the Agent and each lender within the required time periods. As a result of the occurrence of such Event of Default, under the Senior Credit Facility, the Agent can, at the direction of the Majority Lenders (as defined therein), among other things, terminate the revolving credit facility under the Senior Credit Facility (and terminate any outstanding letters of credit issued thereunder) and accelerate any outstanding principal due on the outstanding loans under the Senior Credit Facility and declare such loans to be immediately due and payable. Such actions could have a material adverse effect on the Company’s financial condition. In addition, the Company cannot make borrowings under its revolving credit facility after an Event of Default has occurred and is continuing. The Company currently has no outstanding borrowings (excluding $10.8 million of outstanding letters of credit) under the revolving credit facility and has $219.5 million principal amount of outstanding term loan borrowings.

The Company currently does not expect its present inability to borrow under the revolving credit facility to be material to its near-term liquidity, as the Company believes that its cash on hand, cash generated from its operations and proceeds from additional sale/leaseback transactions will provide sufficient cash availability to cover the Company’s currently anticipated near-term liquidity needs until such time as it obtains a waiver of the Event of Default.

The Company has had initial discussions with the Agent regarding a waiver of such Event of Default. Although the Company believes that it will be able to obtain such waiver, there can be no assurance that the Company will be able to obtain such waiver on favorable terms or at all.

The Company anticipates filing its Annual Report on Form 10-K after it completes its re-evaluation and review as described above.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Carrols Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARROLS CORPORATION

Date: May 10, 2005	By:	/s/ Paul R. Flanders
	Name:	Paul R. Flanders
Vice President, Chief Financial Officer and Treasurer